090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150133673-71
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/25/2015 10:40 AM
	Entity Number E0284552011-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

The Guitammer Company

2. The articles have been amended as follows: (provide article numbers, if available)

"Article 3 is hereby amended to read, as attached hereto and incorporated herein:

See Attachment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.1%

4. Effective date and time of filing: (optional) Date: Upon Filing. Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO
AMENDMENT TO ARTICLES OF INCORPORATION OF
THE GUITAMMER COMPANY

"Article 3"

A. The Company is authorized to issue two classes of capital stock to be designated respectively "Common Stock" and "Preferred Stock." The Company is authorized to issue 1,000,000 shares of Preferred Stock, $0.001 par value per share, and 200,000,000 shares of Common Stock, $0.001 par value per share.

B. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix and determine the terms of each series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting the series and the distinctive designation of the series;

(2) The dividend rate on the shares of the series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(3) Whether the series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights;

(4) Whether the series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether the shares of the series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which the shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether the series shall have a sinking fund for the redemption or purchase of shares of the series and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and relative rights of priority, if any, of payment of shares of the series; and

(8) Any other relative rights, preferences and limitations of the series.

C. The Board of Directors may increase or decrease the number of authorized shares within each series, whether or not any shares of the series are outstanding; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The approval of the existing Preferred Stock or Common Stock stockholders shall not be required.